Innovative Corporation of America
                           6720 Placid Street, Suite B
                               Las Vegas, NV 89119


October 15, 2003


U. S. Securities and Exchange Commission 450 5th Street N.W.
Washington, D.C.  20549


                     WITHDRAWAL OF PREVIOUSLY FILED FORM 15
                     --------------------------------------

                     Re: Innovative Gaming Corporation of America
                         Withdrawal of previously filed Form 15-12G
                         Commission File Number 000-22482
                         CIK 0000897795

Ladies  and  Gentlemen:

     Innovative Gaming Corporation of America hereby withdraws, pursuant to Rule 12g-4(b) of the Securities Exchange Act of 1934, its previously filed Form 15. The Form 15 was previously filed on August 7, 2003.

     Please DO NOT deregister the Company's common stock.

                                        INNOVATIVE GAMING CORPORATION OF AMERICA


                                        By: /s/ Thomas Foley
                                            ------------------------------------
                                                Thomas Foley
                                                Chief Executive Officer